Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors

and Stockholders

HQ Sustainable Maritime Industries, Inc.

and Subsidiaries

Seattle, WA

We consent to the inclusion by reference in this Registration Statement of HQ Sustainable Maritime Industries, Inc. and Subsidiaries on the Amendment No. 5 to Form S-3 (File No. 333-143453) of our report dated March 27, 2008 on the consolidated financial position of HQ Sustainable Maritime Industries, Inc. and Subsidiaries as of December 31, 2007 and 2006 and the consolidated statements of operations and their consolidated cash flows for the years then ended, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ Rotenberg & Co. LLP

Rotenberg & Co., LLP
Rochester, New York
May 8, 2008